CHAPMAN AND CUTLER LLP
                             111 WEST MONROE STREET
                             CHICAGO, ILLINOIS 60603




                                October 13, 2006




First Trust/Value Line(R) & Ibbotson Equity Allocation Fund
1001 Warrenville Road
Lisle, IL  60532

First Trust Exchange-Traded Fund and its series,
First Trust Value Line(R) Equity Allocation IndexSM Fund
1001 Warrenville Road
Lisle, IL  60532

    Re:         Federal Income Tax Consequences of Reorganization of
              First Trust/Value Line(R) & Ibbotson Equity Allocation Fund
        with and into First Trust Value Line(R) Equity Allocation Index(SM) Fund
        ------------------------------------------------------------------------


Ladies and Gentlemen:

         You have requested our opinion regarding certain United States federal income tax consequences in connection with the transfer of the property, assets and goodwill of First Trust/Value Line(R) & Ibbotson Equity Allocation Fund
(the "Acquired Fund"), a Massachusetts business trust, to First Trust Value Line(R) Equity Allocation IndexSM Fund (the "Acquiring Fund"), a series of First Trust Exchange-Traded Fund, a Massachusetts business trust ("First Trust ETF"), in exchange solely for shares of the Acquiring Fund issued by First Trust ETF, pursuant to the Agreement and Plan of Reorganization dated as of October 13, 2006 (the "Agreement") (the contemplated transaction in its entirety being hereinafter referred to as the "Reorganization"). Capitalized terms used in this letter without definition shall have the meanings given them in the Agreement.

         For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the Agreement, the exhibits attached thereto, the Registration Statement on Form N-14 filed by First Trust ETF on even date herewith with the Securities and Exchange Commission, and such other documents and instruments as we have deemed necessary or appropriate. In our examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all

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First Trust/Value Line(R) & Ibbotson Equity Allocation Fund
1001 Warrenville Road
Lisle, IL  60532
Page 2


documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. We have assumed that such documents reflect all the material facts relating to the Reorganization. In addition, we have assumed that the Reorganization will be consummated in accordance with the terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the Reorganization.

         In rendering this opinion, we are relying upon the representations and warranties made by the Acquiring Fund and the Acquired Fund in the representation letters provided to us. We have neither been asked to, nor have we undertaken to, verify the accuracy of these and other representations made to us. In this regard, we have assumed that any representation made "to the best of knowledge," "to the knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person making a representation has represented that such person either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have likewise assumed that there is in fact no such plan, intention, understanding, or agreement.

         Based upon and subject to the foregoing, it is our opinion that, for United States federal income tax purposes:

                    1. The completion of the Reorganization, as set forth and provided in the Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Acquired Fund and the Acquiring Fund will each be a party to a "reorganization" within the meaning of Section 368(b) of the Code.

                    2. In accordance with Sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by the Acquired Fund upon the transfer of its assets to the Acquiring Fund solely in exchange for the issuance of shares of the Acquiring Fund in the Reorganization, or on the distribution of such shares of the Acquiring Fund to shareholders of the Acquired Fund.

                    3. In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by any shareholder of the Acquired Fund to the extent such shareholder receives shares of the Acquiring Fund in exchange for shares of the Acquired Fund.

                    4. In accordance with Section 358(a) of the Code, the tax basis of the shares of the Acquiring Fund received by a shareholder of the Acquired Fund in connection with the Reorganization will, in the

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First Trust/Value Line(R) & Ibbotson Equity Allocation Fund
1001 Warrenville Road
Lisle, IL  60532
Page 3


         aggregate, be the same as the basis, in the aggregate, of shares of the Acquired Fund surrendered by such shareholder in exchange therefor.

                    5. In accordance with Section 1223(1) of the Code, the holding period of shares of the Acquiring Fund received by a shareholder of the Acquired Fund in the Reorganization will be determined by including such shareholder's holding period for shares of the Acquired Fund exchanged therefor, provided that such shares were held by such shareholder as capital assets.

                    6. In accordance with Section 1032 of the Code, the Acquiring Fund will not recognize gain or loss upon the receipt of assets of the Acquired Fund in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund.

                    7. In accordance with Section 362(b) of the Code, the basis of the assets of the Acquired Fund transferred to the Acquiring Fund in the Reorganization will be the same in the hands of the Acquiring Fund as the basis of such assets in the hands of the Acquired Fund immediately prior to the transfer.

                    8. In accordance with Section 1223(2) of the Code, the holding periods of the assets of the Acquired Fund transferred to the Acquiring Fund in the Reorganization in the hands of the Acquiring Fund will include the periods during which such assets were held by the Acquired Fund.

                    9. The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

         We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the Reorganization. We also note that certain shareholders of the Acquired Fund may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Reorganization to such shareholders may accordingly differ from the ones of general application that are described above. This opinion is intended to satisfy the condition precedent to the Reorganization set forth in Section 8.5 of the Agreement, is being furnished to you solely for that purpose, and may not be relied upon by any other person without our express written consent.

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First Trust/Value Line(R) & Ibbotson Equity Allocation Fund
1001 Warrenville Road
Lisle, IL  60532
Page 4


         Our opinion is based upon the Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Reorganization that are set forth above.

         If any of the facts, assumptions or representations on which our opinion is based is incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.

         Our opinion has no binding effect on the Internal Revenue Service or the courts of any jurisdiction. No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.

                                                Sincerely,



                                                CHAPMAN AND CUTLER LLP